Exhibit 3.2

| Filed in the Office of | Business Number E0254042016-2 |
|---|---|
| Barbara K. Cegavske | Filing Number 20211159626 |
| Secretary of State<br>State Of Nevada | Filed On 1/12/2021 8:21:00 AM |
| | Number of Pages 14 |

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: Agrify Corporation<br>Entity or Nevada Business Identification Number (NVID): NV20161331161 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing: |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing:<br>Series A Convertible Preferred Stock |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☒ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>The attached Third Amended and Restated Certificate of Designation amends portions of Sections 6D and 6E relating to the Conversion Price. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Niv Krikov<br>Signature of Officer<br>Date: 01/12/2021 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

THIRD AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

AGRIFY CORPORATION

Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada:

The undersigned, the Chairman of the Board of Directors (the “Board of Directors”) of Agrify Corporation., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada in accordance with the provisions of Section 78 thereof (hereinafter called the “Company”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Company on November 5, 2020:

WHEREAS, the Company’s Articles of Incorporation authorizes 3,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”); and

WHEREAS, the Company’s Articles of Incorporation authorizes the Board of Directors to provide by resolution for the issuance of shares of preferred stock in one or more series, and to fix for each such series such preferences, rights and power as may be permitted by the Nevada Revised Statutes; and

WHEREAS, the Company previously filed with the Nevada Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock on January 9, 2020 (the “Certificate of Designation”), which was amended and restated in its entirety by the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock previously filed with the Nevada Secretary of State on March 19, 2020 (the “Amended and Restated Certificate of Designation”), which was further amended and restated in its entirety by the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock previously filed with the Nevada Secretary of State on November 9, 2020 (the “Second Amended and Restated Certificate of Designation”); and

WHEREAS, it is the desire of the Board of Directors to further amend the terms of the Series A Preferred Stock (subject to the requisite approval of the holders of the Company’s capital stock).

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Articles of Incorporation, the Second Amended and Restated Certificate of Designation be further amended and restated in its entirety pursuant to this Third Amended and Restated Certificate of Designation, and the terms of the Series A Convertible Preferred Stock of the Company be and hereby are amended and restated in their entirety, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as so amended and restated are as follows:

Section 1. Designation and Amount.

The designation of such series of Preferred Stock shall be “Series A Convertible Preferred Stock,” $0.001 par value per share (“Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 105,000.

Section 2. Ranking.

The shares of Series A Preferred Stock shall be senior to any shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of capital stock of the Company hereafter created (together with the Common Stock, the “Junior Stock”), in each case as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

Section 3. Dividends and Distributions.

(A) Holders of shares of Series A Preferred Stock shall be entitled to receive, in preference to any dividend paid on or declared and set aside for any Junior Stock, dividends at a per share price equal to the Series A Original Issue Price at an annual rate equal to 7% (the “Preferred Dividend Rate”), compounded annually. Such dividends shall be declared and paid out of Earnings Per Share legally available to pay such dividends, any unpaid dividends shall cumulate and be payable upon conversion in accordance with Section 6 hereof.

(B) If the Company declares, pays or sets apart for payment any dividend or makes any Distribution (as defined below) on any shares of Common Stock, then at the time of such dividend or Distribution the Company shall simultaneously pay a dividend or Distribution on each outstanding share of Series A Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock), calculated on the record date for determination of holders entitled to receive such dividend or Distribution. No dividend or other Distribution shall be declared or paid on any Junior Stock other than Common Stock.

Section 4. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) The holders of outstanding shares of Series A Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company’s By-laws. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes, rounded down to the nearest whole number, equal to the number of votes that would be attributable to the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, assuming such conversion took place on the record date for determining the stockholders entitled to vote on such matter (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) and at the Conversion Price (as defined in Section 6(D) below) of Series A Preferred Stock in effect on such record date. Except as provided herein or by law, holders of outstanding shares of Series A Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

(B) Except as set forth herein, in the Articles of Incorporation or required by law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5. Liquidation Preference.

(A) In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, with respect to each share of Series A Preferred Stock an amount equal to the Series A Original Issue Price (as defined below) plus all accrued and unpaid dividends (the amount payable to the holders of shares of Series A Preferred Stock is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full liquidation preference (including, with respect to the shares of Series A Preferred Stock, the Series A Liquidation Amount) to which they shall be entitled under this Section 5(A), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All payments for which this Section 5(A) provides shall be in cash, property or a combination thereof; provided, however, that no cash shall be paid to holders of shares of Common Stock or any other Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 5(A). After payment of the full Series A Liquidation Amount, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company. The “Series A Original Issue Price” shall be $100 per share of Series A Preferred Stock.

(B) For purposes hereof, any transaction or series of related transactions that constitute (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Group taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company or (iv) a transaction or series of related transactions following which the Company’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a “Reorganization Event”) shall be deemed to be a Liquidation unless otherwise determined by the holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(C) The Company shall not have the power to effect any transaction constituting a Reorganization Event pursuant to Section 5(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 5(A) above.

(D) Unless otherwise waived by the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Company shall deliver a written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series A Preferred Stock then outstanding at their respective addresses as the same shall appear on the books of the Company.

Section 6. Conversion.

The holder of shares of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(A) Holder’s Right to Convert. At any time after issuance, each holder of any shares of Series A Preferred Stock then outstanding may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the product of (x) the Series A Original Issue Price plus an amount equal to any declared and unpaid dividends on the shares of Series A Preferred Stock being converted prior to the Voluntary Conversion Date (as defined below) plus the accrued but unpaid dividends payable under Section 3(A), multiplied by (y) the number of shares of Series A Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 6(D) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.

(B) Mechanics of Voluntary Conversion. The Voluntary Conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert shares of Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within three (3) Business Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before the third (3rd) Business Day), issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(C) Automatic Conversion.

(i) Immediately prior to the consummation of an Automatic Conversion Event (the date on which such Automatic Conversion Event is effected is referred to herein as the “Mandatory Conversion Date”), each share of Series A Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the aggregate of (x) the Series A Original Issue Price plus (y) an amount equal to any declared and unpaid dividends on such share of Series A Preferred Stock prior to the Mandatory Conversion Date divided by (ii) the Conversion Price.

Any conversion pursuant to this Section 6(C)(i) shall be referred to as an “Automatic Conversion.”

(ii) On the Mandatory Conversion Date, the shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series A Preferred Stock shall represent only the shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the conversion of shares of Series A Preferred Stock pursuant to this Section 6(C), the holders of shares of Series A Preferred Stock shall surrender the certificates representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6(B)(ii)) to the holder within three (3) Business Days of the holder’s delivery of the applicable Series A Preferred Stock certificates.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock effected by the Automatic Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Mandatory Conversion Date.

(D) Conversion Price. The per share “Conversion Price” shall mean $4.88, subject to subsequent adjustment under Section 6(E) hereof.

(E) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased. For example, a 2:1 stock split shall result in a decrease in the Conversion Price by ½, taking into account all prior adjustments made thereto under this Section 6(E). If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. For example, a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 6(E). Any adjustments under this Section 6(E)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other reorganization event (collectively, the “Reorganization Adjustment Event”) involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 5(B) or an Automatic Conversion Event) in which shares of Common Stock (but not shares of Series A Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(E)(i) or Section 6(E)(ii)), then, following any such Reorganization Adjustment Event, each share of Series A Preferred Stock shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock), in lieu of the shares of Common Stock, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(E) with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(iv) Adjustment for Decrease in Aggregate Valuation on Mandatory Conversion Date. In the event the aggregate valuation of the Company on the Mandatory Conversion Date as determined in good faith by the Company’s board of directors (the “Aggregate Valuation”) is less than $100,000,000, the Conversion Price then in effect shall be adjusted to a price equal to (A) the Aggregate Valuation divided by $100,000,000, multiplied by (B) the Conversion Price then in effect.

(v) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 6, any subsequent event requiring an adjustment under this Section 6 shall cause an adjustment to such Conversion Price, as so adjusted.

(F) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon shares of conversion of Series A Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, assuming conversion of shares of Series A Preferred Stock. The Company shall, upon written request of the holder of any such affected shares of Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(G) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to such holder cash equal to the fair market value of such fractional share as determined by the Board of Directors.

(H) Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of Series A Preferred Stock then outstanding.

(I) Partial Conversion of Series A Preferred Stock. Conversion of shares of Series A Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date or the Mandatory Conversion Date, as applicable, and such date is referred to herein as the “Conversion Date.” Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the shares of Series A Preferred Stock so surrendered.

Section 7. Retirement of Reacquired Shares.

Any shares of Series A Preferred Stock purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, but may not be reissued as shares of Series A Preferred Stock.

Section 8. Lost or Stolen Certificates.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of such shares of Series A Preferred Stock to the Company in customary form and, in the case of mutilation, upon surrender and cancellation such certificates, the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue certificates of such shares of Series A Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into shares of Common Stock.

Section 9. Injunctive Relief.

The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of shares of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 10. Failure or Indulgence Not Waiver.

No failure or delay on the part of a holder of shares of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 11. Transfer of Shares.

A holder of shares of Series A Preferred Stock may assign some or all of the shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

Section 12. Preferred Share Register.

The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of shares of Series A Preferred Stock), a register for Series A Preferred Stock, in which the Company shall record the name and address of the persons in whose name Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 13. Stockholder Matters.

Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable stock market, the Nevada Revised Statutes, this Amended and Restated Certificate of Designation or otherwise with respect to the issuance of shares of Series A Preferred Stock or the common stock Series A Preferred Stock may convert into may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable stock market and the Nevada Revised Statutes. This provision is intended to comply with the applicable sections of the Nevada Revised Statutes permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

Section 14. Definitions.

“Actual Net Income” means, in respect of any fiscal year or quarter, the consolidated net income of the Company for such fiscal year or quarter (as applicable), in accordance with GAAP based upon the Company’s financial statements for the relevant period.

“Automatic Conversion Event” shall mean: (i) the Company or its successor in interest (a) becoming a reporting issuer in the United States under applicable United States securities laws through either the filing of a prospectus or registration statement or a merger, business combination or similar transaction with an existing reporting issuer or the equivalent, and (b) the Common Stock or the common stock of such existing reporting issuer resulting from such a transaction is listed for trading on any tier of the NASDAQ Stock Market, The New York Stock Exchange, the NYSE American or similar nationally recognized stock exchange (a “National Exchange”), or (ii) upon the consummation of an underwritten public offering of the Common Stock of gross proceeds to the Company of at least $20 million and its Common Stock is listed on a National Exchange (an “IPO”).

“Business Day” means any day except Saturday, Sunday and any day which shall be a United States federal or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

“Distribution” means the transfer of cash or other property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company for cash or property.

“Earnings Per Share” in respect of any quarter means the quotient of the Actual Net Income of such quarter divided by the total number of shares of Common Stock outstanding as of the last day of such quarter assuming all shares of Series A Preferred Stock and other Equity Securities convertible into or exercisable or exchangeable for Common Stock have been so converted, exercised or exchanged.

“Issuance Date” means the date of original issuance of shares Series A Preferred Stock.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Third Amended and Restated Certificate and does affirm the foregoing as true under the penalties of perjury this 12th day of January, 2021.

By:	/s/ Niv Krikov
Name:	Niv Krikov
Title:	Chief Financial Officer

EXHIBIT A

AGRIFY CORPORATION

CONVERSION NOTICE

Reference is made to the Third Amended and Restated Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Agrify Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, each with a par value of $0.001 per share (the “Preferred Shares”), of Agrify Corporation, a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:

By:
Name:
Title:

Dated: